Exhibit 99.1
Action Performance Announces Revision That Lessens Third Quarter Loss
Net loss per share changed from ($0.83) to ($0.81).
PHOENIX, August 9, 2005—Action Performance Companies, Inc. (NYSE:ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today announced that it reversed an after-tax $0.5 million charge included in its third fiscal quarter loss from discontinued operations as reported in its press release dated August 2, 2005. As a result, the company’s net loss for the quarter was revised to ($15.0) million, or ($0.81) per share, from ($15.5) million, or ($0.83) per share. Furthermore, loss from discontinued operations, net of income taxes, was revised to ($5.5) million, or ($0.30) per share, from ($6.0) million, or ($0.32) per share. There was no impact on the loss from continuing operations.
In its August 2, 2005, press release, Action Performance reported that it discontinued its Castaway collectible business. Castaway was a component of its domestic die-cast business. Included in loss from discontinued operations was a pre-tax write-down of $0.7 million of goodwill recorded when it invested in the Castaway business ($0.5 million net of tax).
Subsequent to issuance of the August 2, 2005, press release, and as a part of the company’s review process prior to filing its third quarter 10-Q, Action Performance and its auditors, PricewaterhouseCoopers, concluded that the Castaway business was deemed, under relevant accounting rules, to be integrated with its overall domestic die-cast business. Accordingly, it was determined that no portion of goodwill should be written-off in connection with the discontinuance of Castaway operations.
The following summarizes the revised unaudited loss and loss per share for the three and nine months ended June 30, 2005 (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	June 30, 2005		June 30, 2005
	As Revised	Original	As Revised	Original
Loss from continuing operations	$(9,478)	$(9,478)	$(13,814)	$(13,814)
Loss from discontinued operations, net of income taxes	(5,522)	(5,972)	(7,639)	(8,089)

Net loss	$(15,000)	$(15,450)	$(21,453)	$(21,903)

Loss per common share:
Basic -
Loss from continuing operations	$(0.51)	$(0.51)	$(0.75)	$(0.75)
Loss from discontinued operations	(0.30)	(0.32)	(0.41)	(0.43)

Net loss	$(0.81)	$(0.83)	$(1.16)	$(1.18)

Diluted -
Loss from continuing operations	$(0.51)	$(0.51)	$(0.75)	$(0.75)
Loss from discontinued operations	(0.30)	(0.32)	(0.41)	(0.43)

Net loss	$(0.81)	$(0.83)	$(1.16)	$(1.18)

The revised unaudited condensed consolidated financial statements are included in its Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005.